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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

ANSWERTHINK AND THINK NEW IDEAS
COMPLETE MERGER

     Miami and New York -- November 8, 1999 -- AnswerThink Consulting Group (NASDAQ: ANSR, www.answerthink.com) and THINK New Ideas (www.thinkinc.com) today announced that the two companies have completed their merger, creating a comprehensive, "end-to-end" e-business solutions leader for new and existing clients. The combined entity will be traded under the symbol ANSR. The combined companies will conduct a joint conference call on November 9, 1999 to discuss both companies' quarterly earnings and further comment on their current efforts, successes and outlook for the future.

About AnswerThink Consulting Group

     AnswerThink Consulting Group (www.answerthink.com) is one of the leading e-business solutions providers. The company helps its clients design, build, and support e-business, providing integrated strategic, marketing and technology-enabled solutions focused on the emerging Internet-driven e-business marketplace. AnswerThink offers a wide range of integrated solutions, including e-business consulting, web design, benchmarking best practices, business process transformation, custom application development, software package implementation, e-commerce and decision support technology. These solutions span multi-entity functional areas and include supply chain, sales and marketing, customer support, finance, human resources and information technology.

About THINK New Ideas

     THINK New Ideas provides e-business, e-marketing, e-community, e-commerce and e-technology solutions to Fortune 1000 and other blue-chip clients. THINK New Ideas is also positioned as one of the leading Internet and Intranet systems developers and interactive communications solutions providers in the new technology and digital communications arena. The company operates from its offices in New York, Los Angeles, Atlanta, Boston, San Francisco, Seattle, Torrance, London and Sofia, Bulgaria. THINK New Ideas' integrated solutions include the development of several custom Internet/Intranet tools and applications, each providing specific solutions to business problems commonly faced by large corporations. Recent clients include Avon, BellSouth, Coca-Cola, Gillette, IBM, Network Associates, Nortel Networks, Procter & Gamble, Time Inc. New Media and Turner Broadcasting.
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Certain statements contained in this release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and since such statements involve risks and uncertainties, actual results and performance of the companies and the industry may turn out to be materially different than the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The companies also disclaim any obligation to update its view of any such risks or uncertainties or to publicly announce the result of any revisions to the forward-looking statements made in this release.

Contact:
AnswerThink Consulting Group       THINK New Ideas
John Brennan                       Dan Nicholas
(305) 375-8005                     (212) 629-6800
jbrennan@answerthink.com           investors@thinkinc.com
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